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                                                                    EXHIBIT 99.1


                          LIBERTY LIVEWIRE CORPORATION
              NOTICE OF STOCKHOLDER ACTION TAKEN BY WRITTEN CONSENT

        Notice is hereby given pursuant to Section 228(e) of the General Corporation Law of the State of Delaware ("DGCL"), that the holders of 99% of the voting power of the issued and outstanding shares of capital stock of Liberty Livewire Corporation, a Delaware corporation ("Corporation"), have adopted a restated certificate of incorporation for the Corporation ("Restated Certificate of Incorporation"), through a written consent of stockholders to action without a meeting, dated November 15, 2002 and delivered to the Corporation on November 15, 2002. The Restated Certificate of Incorporation is to become effective on November 20, 2002, changes the name of the Corporation to "Ascent Media Group, Inc." and amends certain information with respect to the Corporation's registered agent in Delaware. This Notice is being mailed on November 18, 2002 to the persons (other than the persons who executed and delivered the written consent) who were the holders of record of issued and outstanding capital stock of the Corporation on November 15, 2002, such date being the date that the signed written consent of stockholders was delivered to the Corporation.

        Under Section 228(e) of the DGCL, where stockholder action is taken without a meeting by less than unanimous written consent, prompt notice of the taking of such corporate action must be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in subsection
(c) of Section 228. This notice shall constitute such Section 228(e) notice of stockholder adoption of the Restated Certificate of Incorporation without a meeting.

November 18, 2002